Exhibit 10.15

FORM OF

VIRGIN MOBILE USA, INC.

REORGANIZATION AND PURCHASE AGREEMENT

Dated as of October [ ], 2007

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THIS REORGANIZATION AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October [_], 2007 by and among Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), Virgin Mobile USA, LLC, a Delaware limited liability company (“VMU”), Corvina Holdings Limited, a company incorporated in the British Virgin Islands (“Corvina”), Cortaire Limited, a company incorporated in the British Virgin Islands (“Cortaire” and together with Corvina, “Virgin”), Sprint Ventures, Inc., a Kansas corporation (“Sprint”), VMU GP, LLC, a newly formed Delaware limited liability company, (“VMU GP”), VMU GP1, LLC, a newly formed Delaware limited liability company (“VMU GP1”), Bluebottle USA Holdings L.P., a Delaware limited partnership (“Holdings”), Bluebottle USA Investments L.P., a Delaware limited partnership (“Investments”), Best Buy Co., Inc., a Minnesota corporation (“Best Buy”), Freedom Wireless, Inc., a Nevada corporation (“Freedom Wireless”), Frances Farrow, an individual (“Farrow”) and individuals listed on Annex A attached hereto (each a “Unitholder” and collectively, the “Unitholders”).

RECITALS

WHEREAS, Corvina and Cortaire directly and indirectly own Investments;

WHEREAS, Investments, VMUI, Inc., a Delaware corporation (“VMUI”), and Farrow own Holdings;

WHEREAS, Holdings, Sprint, Best Buy, Freedom Wireless and the Unitholders own VMU, as set forth on Schedule A hereto;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to effect an underwritten initial public offering of Class A common stock (the “Class A Common Stock”), par value $0.01 per share, of the Company (the “Initial Public Offering”);

WHEREAS, the Board, the Board of Directors of VMU and the parties hereto have each determined that it is advisable and in the best interests of the Company, VMU and their respective equityholders to effect the Reorganization Transactions (as defined herein) and the Initial Public Offering;

WHEREAS, in connection with the Initial Public Offering and the consummation of the Reorganization Transactions the parties hereto have executed the Reorganization Agreements (as defined herein) and delivered such Reorganization Agreements to the Company to be held in escrow pending the consummation of the Reorganization Transactions and the Initial Public Offering;

WHEREAS, the parties hereto intend the Reorganization Transactions to be treated as a tax-free transaction under Section 351 of the Code (as defined herein);

WHEREAS, the Reorganization Agreements shall be released from escrow and shall become effective as of the Effective Time (as defined herein) or at such other time or times as necessary to give effect to the provisions hereof, including, without limitation, Section 2.1(a) and Section 2.8 hereof;

WHEREAS, in connection with the Initial Public Offering and the Reorganization Transactions, VMU will convert to a Delaware limited partnership and become a majority-owned subsidiary of the Company;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, litigation, arbitration, inquiry, investigation or other proceeding.

“Amended and Restated PCS Services Agreement” shall mean the Amended and Restated PCS Services Agreement between VMU and Sprint Spectrum L.P., governing the provision of telecommunication services by Sprint Spectrum L.P. to VMU, dated as of October [ ], 2007.

“Best Buy” has the meaning assigned to such term in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Class A Common Stock” has the meaning assigned to such term in the recitals.

“Class B Common Stock” has the meaning assigned to such term in Section 2.1(a).

“Class C Common Stock” has the meaning assigned to such term in Section 2.1(a).

“Closing” has the meaning assigned to such term in Section 2.5.

“Closing Date” has the meaning assigned to such term in Section 2.5.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble of this Agreement.

“Company Options” has the meaning assigned to such term in Section 2.1(e).

“Cortaire” has the meaning assigned to such term in the preamble of this Agreement.

“Corvina” has the meaning assigned to such term in the preamble of this Agreement.

“Effective Time” means the time of consummation of the Initial Public Offering on the Closing Date.

“Farrow” has the meaning assigned to such term in the preamble of this Agreement.

“Freedom Wireless” has the meaning assigned to such term in the preamble of this Agreement.

“Holdings” has the meaning assigned to such term in the preamble of this Agreement.

“Indemnitee” has the meaning assigned to such term in Section 5.1(a).

“Initial Public Offering” has the meaning assigned to such term in the recitals.

“Investments” has the meaning assigned to such term in the preamble of this Agreement.

“LLC Units” means limited liability company interests in VMU designated as units.

“LP Conversion” has the meaning assigned to such term in Section 2.1(a).

“Losses” has the meaning assigned to such term in Section 5.1(a).

“Non-Company Parties” means Virgin, Sprint, Holdings, Investments, VMUI, VMU GP, VMU GP1, Best Buy, Freedom Wireless, Farrow and the Unitholders.

“Party Indemnitee” has the meaning assigned to such term in Section 5.2(a).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

“Predecessor Plans” has the meaning assigned to such term in Section 2.1(e).

“Registration Statement” means the registration statement on Form S-1 (File No. 333-142524) filed by the Company with the Securities and Exchange Commission in connection with the Initial Public Offering.

“Reorganization Agreements” means, collectively, the following documents, each substantially in the form attached as an exhibit hereto:

(i) Amended and Restated PCS Services Agreement;

(ii) Amendment No. 1 to Amended and Restated PCS Services Agreement;

(iii) Amended and Restated Sprint Trademark License Agreement between Sprint Communications Company, L.P., a Delaware limited partnership, and VMU, licensing the use of the “Sprint” brand by VMU, dated as of October [ ], 2007;

(iv) Amended and Restated Virgin Trademark License Agreement between Virgin Enterprises Limited, a company incorporated in England, and VMU, licensing the use of the “Virgin” brand by the Company, dated as of October [ ], 2007;

(v) Sprint Tax Receivable Agreement by and between the Company and Sprint, dated as of October [ ], 2007;

(vi) Virgin Tax Receivable Agreement by and between the Company and Corvina, dated as of October [ ], 2007;

(vii) Stockholders’ Agreement by and among the Company, Corvina, Sprint and other parties thereto, dated as of October [ ], 2007;

(viii) Registration Rights Agreement by and among the Company, Corvina, Sprint, Best Buy, Freedom Wireless and other parties thereto, dated as of October [ ], 2007;

(ix) Amended & Restated Limited Liability Company Agreement of VMU GP, LLC, entered into by the Company, dated as of October [ ], 2007;

(x) Limited Liability Company Agreement of VMU GP1, LLC entered into by Holdings, dated as of October [ ], 2007;

(xi) Amended and Restated Limited Partnership Agreement of Bluebottle USA Holdings L.P. by and between the Company and Investments, dated as of October [ ], 2007;

(xii) Amended and Restated Limited Partnership Agreement of Bluebottle USA Investments L.P. by and between VMU GP and the Company, dated as of October [ ], 2007; and

(xiii) VMU LPA.

“Reorganization Transactions” has the meaning assigned to such term in Section 2.1(a).

“Senior Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 19, 2006, among VMU, the Lenders thereto, JPMorgan Chase Bank, N.A., as administrative agent, the other agents named therein and the several banks and other financial institutions or entities from time to time parties thereto, as amended.

“Subordinated Credit Agreement” means the Subordinated Credit Agreement, dated as of July 19, 2006, among VMU and Virgin Entertainment Holdings, Inc., a Delaware corporation, and Sprint Spectrum L.P., a Delaware limited partnership, as amended.

“Sprint” has the meaning assigned to such term in the preamble of this Agreement.

“Unitholder” has the meaning assigned to such term in the preamble of this Agreement.

“Units” has the meaning assigned to such term in Section 2.1(a).

“Virgin” has the meaning assigned to such term in the preamble of this Agreement.

“VMUI” has the meaning assigned to such term in the recitals.

“VMU” has the meaning assigned to such term in the preamble of this Agreement.

“VMU GP” has the meaning assigned to such term in the preamble of this Agreement.

“VMU GP1” has the meaning assigned to such term in the preamble of this Agreement.

“VMU LLC Agreement” has the meaning assigned to such term in Section 2.1(f).

“VMU LLC Members” has the meaning assigned to such term in Section 2.2.

“VMU LP” has the meaning assigned to such term in Section 2.1(a).

“VMU LPA” means Limited Partnership Agreement of Virgin Mobile USA, L.P. by and among the Company, Holdings, Sprint and VMU GP1, dated as of [ ], 2007.

SECTION 1.2. Other Definitional Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE REORGANIZATION AND PURCHASE

SECTION 2.1. Transactions. Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, covenants, agreements and conditions set forth herein, the parties hereto will take the actions described in this Section 2.1 (collectively, the “Reorganization Transactions”):

(a) Immediately prior to the Effective Time, the parties hereto will take each of the actions set forth below in the following sequence:

(i) Sprint will contribute [        ] Class B LLC Units (as such term is defined in the VMU LLC Agreement) of VMU to the Company in consideration for the Company’s issuance to Sprint of one share of Class B common stock, par value $.01 per share, of the Company (“Class B Common Stock”) and [        ] shares of Class A Common Stock;

(ii) Sprint will sell, and the Company will purchase, [        ] Class B LLC Units of VMU in consideration for $[        ] million in cash to be paid by the Company to Sprint at the Effective Time as described in Section 2.1(b) below;

(iii) Best Buy will contribute [        ] Class C LLC Units (as such term is defined in the VMU LLC Agreement) of VMU to the Company in consideration for the Company’s issuance of [        ] shares of Class A Common Stock;

(iv) Freedom Wireless will contribute [        ] Class G LLC Units (as such term is defined in the VMU LLC Agreement) of VMU to the Company in consideration for the Company’s issuance of [        ] shares of Class A Common Stock;

(v) Farrow will contribute a [        %] limited partner interest in Holdings (constituting all of her partner interest in Holdings) to the Company in consideration for the Company’s issuance of [        ] shares of Class A Common Stock;

(vi) Unitholders will contribute an aggregate of [        ] Class [        ] LLC Units (as such term is defined in the VMU LLC Agreement) of VMU to the Company in consideration for the Company’s issuance of an aggregate of [        ] shares of Class A Common Stock, in each case as set forth on Annex A; provided that to the extent that any shares of Class A Common Stock are issued in exchange for unvested restricted LLC Units that were granted to VMU employees pursuant to VMU’s 2007 Restricted Stock Unit Plan or otherwise, such shares of Class A Common Stock will continue to have substantially the same vesting and other terms and conditions as applied to the corresponding restricted LLC Units immediately prior to the Effective Time;

(vii) Corvina will contribute all of its interests in Investments to the Company in consideration for the Company’s issuance of [        ] shares of Class A Common Stock and [        ] shares of Class C common stock, par value $.01 per share, of the Company (“Class C Common Stock”);

(viii) All assets of VMUI (consisting of 0.5% limited partner interest in Holdings) will be distributed to Investments as a part of the dissolution and VMUI will be dissolved (which dissolution will take place at, or as soon as practicable following, the Effective Time in a transaction intended to be a tax-free liquidation under Section 332 of the Code);

(ix) Cortaire will contribute all of its general partner interest in Investments to VMU GP in exchange for the issuance of 100% of the limited liability company interests (designated as units) in VMU GP and VMU GP will be admitted as the sole general partner of Investments;

(x) Cortaire will transfer all of its interests in VMU GP to the Company in consideration for the Company’s issuance of [        ] shares of Class A Common Stock and of [        ] shares of Class C Common Stock, with the Company being admitted as the sole member of VMU GP;

(xi) The Company will transfer one (1) Class B LLC Unit received from Sprint as described in Section 2.1(a)(i) above to VMU GP1 in exchange for 100% of the limited liability company interests (designated as units) in VMU GP1 and will be admitted as the sole member of VMU GP1;

(xii) The Company will transfer its limited liability company interests in VMU GP1 to Investments in exchange for an additional limited partner interest in Investments, with Investments being admitted as the sole member of VMU GP1 and Investments will transfer such limited liability company interests in VMU GP1 to Holdings in exchange for an additional general partner interest in Holdings, with Holdings being admitted as the sole member of VMU GP1;

(xiii) VMU will convert (the “LP Conversion”) to Virgin Mobile USA, L.P., a Delaware limited partnership (“VMU LP”), under and pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., and Section 18-216 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

(xiv) Effective immediately upon the conversion described in Section 2.1(a)(xiii) above, all limited liability company interests in VMU shall convert into partnership interests in VMU LP as follows:

(A) [        ] Class B LLC Units, [        ] Class C LLC Units, [        ] Class [D] LLC Units and [        ] Class G LLC Units of VMU held by the Company will convert into [        ] common partnership units (“Units”) in VMU LP representing, following the Reorganization Transactions, an approximately [ ]% limited partner interest in VMU LP;

(B) [        ] Class A LLC Units of VMU held by Holdings will convert into [        ] Units in VMU LP representing, following the Reorganization Transactions, an approximately [        ]% limited partner interest in VMU LP;

(C) one (1) Class B LLC Unit held by VMU GP1 will convert into [        ] Units in VMU LP representing, following the Reorganization Transactions, an approximately [    ]% general partner interest, which will represent the entire general partner interest in VMU LP; and

(D) [        ] Class B LLC Units of VMU held by Sprint will convert into [        ] Units in VMU LP representing, following the Reorganization Transactions, an approximately [        ]% limited partner interest in VMU LP.

(b) Contemporaneously with the consummation of the Initial Public Offering: (A) the Company will use $[        ] million of the proceeds of the Initial Public Offering to pay Sprint for the Class B LLC Units of VMU sold pursuant to Section 2.1(a)(ii) above and shall pay or direct the underwriters of the Initial Public Offering to make such payment to Sprint by wire transfer at the Effective Time of immediately available funds to an account designated by Sprint; (B) the Company will contribute (1) the remaining $[        ] million of the proceeds of the Initial Public Offering and (2) [    ] Units of VMU LP to Investments in return for an additional limited partner interest in Investments; (C) Investments will contribute such proceeds and such Units of VMU LP to Holdings in return for an additional limited partner interest in Holdings; (D) Holdings will use such proceeds to purchase from VMU LP additional [    ] Units in VMU LP and Holdings will continue as a limited partner of VMU LP; and (E) VMU LP will use such sale proceeds (1) to prepay a $150 million portion of the term loan outstanding under the Senior Credit Agreement and the Company shall pay or direct the underwriters of the Initial Public Offering to make such payment to the Administrative Agent (as such term is defined in the Senior Credit Agreement) at the Effective Time on behalf of VMU LP, (2) to prepay all of its indebtedness to Sprint Spectrum L.P. outstanding under the Subordinated Credit Agreement (plus any accrued but unpaid interest thereon) and the Company shall pay or direct the underwriters of the Initial Public Offering to make such payment to Sprint Spectrum L.P. by wire transfer at the Effective Time of immediately available funds to an account designated by Sprint Spectrum L.P., and (3) for general corporate and other purposes;

(c) Effective immediately prior to the transfer of any of the partnership interests in Holdings and Investments, and the limited liability company interests in VMU, VMU GP and VMU GP1 to the Company, the Company shall be admitted as a limited partner in Investments and Holdings and as a member of VMU, VMU GP and VMU GP1, in each case, with no economic interest, and each such entity shall continue without dissolution; provided that the Company shall acquire an economic interest in such entities as set forth in Section 2.1(a) above.

(d) Upon issuance pursuant to Section 2.1(a), all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be duly authorized and validly issued, fully paid and non-assessable.

(e) At the Effective Time, pursuant to this Agreement and the VMU 2002 Unit Option Plan, the VMU 2002 Stock Appreciation Rights Plan, the VMU 2006 Stock Appreciation Rights Plan and certain unit option agreements between VMU and certain of its current and former employees (such plans and option agreements collectively, the “Predecessor Plans”) each option to purchase an LLC Unit of VMU and each stock appreciation right based on an LLC Unit of VMU then outstanding pursuant to the Predecessor Plans (which, for the avoidance of doubt, shall not include stock appreciation rights granted under VMU’s 2005 Stock Appreciation Rights Plan) shall be exchanged for an option (each, a “Company Option”) to purchase [        ] shares of Class A Common Stock without any further act or formality on the part of the holders of such options. The per share exercise price for the shares of Class A Common Stock issuable upon exercise of such Company Options will be equal to the quotient determined by dividing the exercise price per LLC Unit of VMU at which the corresponding VMU option or stock appreciation right was exercisable immediately prior to the Effective Time by [        ], rounded up to the nearest whole cent. Each Company Option will continue to have substantially the same vesting and other terms and conditions set forth in the applicable Predecessor Plan immediately prior to the Effective Time (other than any repurchase rights).

(f) Prior to the Effective Time, each holder of LLC Units of VMU (a “Transferring Holder”) shall deliver to the Company certificates, if any, representing LLC Units held by such Transferring Holder. If a Transferring Holder fails to deliver its LLC Units in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Transferring Holder the stock certificates for the shares of capital stock of the Company to which such Transferring Holder is entitled pursuant to the terms of this Agreement or establish book-entries representing such shares and require VMU to cancel on its books the certificates and book entries representing such LLC Units. Any Transferring Holder failing to deliver its LLC Units in accordance with this Agreement shall reimburse the Company and its direct and indirect subsidiaries including VMU for any legal or other expenses reasonably incurred by them in connection with the enforcement of obligations under this Agreement or utilizing the remedies set forth in this Section 2.1(f). The transfers and contributions of the LLC Units pursuant to Section 2.1(a) shall be reflected in the records of VMU, and shall be effective at the times and in the sequence contemplated by this Agreement. To the extent that any provision of this Agreement, including without limitation this Section 2.1(f), is inconsistent with the Third Amended and Restated Limited Liability Company Agreement of VMU, dated as of August 25, 2003, as amended (the “VMU LLC Agreement”), this Agreement shall control and shall constitute an amendment to the VMU LLC Agreement, subject to Section 2.8 of this Agreement. In addition, the following new Section 14.20 is hereby added to the VMU LLC Agreement:

14.20. Reorganization Transactions. Notwithstanding any provision to the contrary contained in this Agreement, in connection with the Virgin Mobile USA, Inc. Reorganization and Purchase Agreement, dated as of October [ ], 2007 (the “Reorganization Agreement”), among the parties thereto, each Member holding Units of the Company is required to transfer and deliver such Units held by such Member in accordance with the terms of and at the time specified in the Reorganization Agreement, in exchange for the consideration specified in the Reorganization Agreement. Each Member hereby agrees to comply with its obligations under the Reorganization Agreement, and to be subject to the remedies described therein.

(g) Subject to Section 2.8, the Reorganization Agreements shall become effective at the Effective Time or at such other time or times as necessary to give effect to the provisions hereof, including, without limitation, Section 2.1(a).

SECTION 2.2. Approval of Conversion. Each of the Company, Holdings, Sprint, Best Buy, Freedom Wireless and each of the Unitholders (collectively, the “VMU LLC Members”), Corvina, Cortaire and VMU GP1 agrees to, and approves, the LP Conversion and the VMU LPA attached hereto, acknowledges that this approval constitutes a Supermajority Approval (as such term is defined in the VMU LLC Agreement) by the Members (as such term is defined in the VMU LLC Agreement) of the LP Conversion, and agrees that VMU GP1 shall be the general partner of VMU LP. VMU GP1 shall execute, deliver and file a Certificate of Conversion to Limited Partnership and a Certificate of Limited Partnership of VMU LP with the Secretary of State of the State of Delaware. Each of the VMU LLC Members who is not an individual further acknowledges and agrees on behalf of itself and its affiliates (other than VMU) that all agreements between VMU and such VMU LLC Member or any of its affiliates (other than VMU) shall be assigned by VMU to, and be assumed by, VMU LP and that such assignment and assumption shall be permitted under the terms of such agreements.

SECTION 2.3. Transfer Instrument. Subject to Section 2.1(f), the parties hereto agree that this Agreement shall constitute the transfer instrument effecting each of the transfers and contributions of partnership interests and limited liability company interests, as applicable, contemplated by Section 2.1(a) and (b) at the time and in the sequence contemplated by Section 2.1(a) and (b).

SECTION 2.4. Adjustments. The class and number of any shares of capital stock of the Company or LLC Units referred to in this Agreement will be adjusted equitably (without duplication) for any change in the class of or any increase or decrease in the number of outstanding shares or LLC Units resulting from stock or unit splits, reverse stock or unit splits, stock or unit dividends, stock or unit combinations, consolidations, mergers, reclassifications, recapitalizations or other similar transactions that take place after the date hereof and prior to the Closing (as defined below).

SECTION 2.5. Closing. (a) Unless this Agreement shall have been earlier terminated in accordance with the terms of this Agreement, the closing of the Reorganization Transactions (the “Closing”) shall take place (i) on the date and immediately prior to the Effective Time so long as the conditions precedent set forth herein have been satisfied or waived (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) or (ii) on such other date as may be mutually agreed upon in writing by the parties hereto (such date, the “Closing Date”).

(b) Deliveries by the Company. Prior to the Effective Time, the Company shall deliver (or cause to be delivered) to the other parties hereto:

(i) [    ] shares of Class A Common Stock and one share of Class B Common Stock to Sprint, as consideration for [    ] Class B LLC Units;

(ii) [    ] shares of Class A Common Stock to Best Buy, as consideration for [    ] Class C LLC Units;

(iii) [    ] shares of Class A Common Stock to Freedom Wireless, as consideration for [    ] Class G LLC Units;

(iv) [    ] shares of Class A Common Stock to Farrow, as consideration for all of her partnership interest in Holdings;

(v) an aggregate of [    ] shares of Class A Common Stock to the Unitholders, as consideration for [__] LLC Units of VMU as set forth in Annex A hereto;

(vi) [    ] shares of Class A Common Stock and [    ] shares of Class C Common Stock to Corvina, as consideration for Corvina’s interests in Investments;

(vii) [    ] shares of Class A Common Stock and [    ] shares of Class C Common Stock to Cortaire, as consideration for Cortaire’s interests in VMU GP;

(viii) one (1) Class B LLC Unit to VMU GP1, as consideration for 100% of limited liability company interests in VMU GP1;

(ix) 100% of its limited liability interests in VMU GP1 to Investments in consideration for a [    ]% limited partner interest in Investments;

(x) a certificate duly executed by the Company, dated as of the Closing Date, certifying as to the accuracy on and as of such date the representations and warranties set forth in Section 3.1; and

(xi) executed copies of each of the Reorganization Agreements to which the Company is a party.

In addition, at or prior to the Effective Time, the Company shall deliver (or cause to be delivered) cash to Sprint, as consideration for [    ] Class B LLC Units sold pursuant to Section 2.1(a)(ii) above, in the aggregate amount of $[    ].

(c) Deliveries by VMU LP. At or prior to the Effective Time, VMU LP shall deliver (or cause to be delivered):

(i) cash to the Administrative Agent (as such term is defined in the Senior Credit Agreement) for the prepayment of a portion of the term loan outstanding under the Senior Credit Agreement, in the aggregate amount of $[150] million; and

(ii) cash to Sprint Spectrum L.P. for the prepayment of all of its indebtedness to Sprint Spectrum L.P. outstanding under the Subordinated Credit Agreement (plus any accrued but unpaid interest thereon) as of the date of such payment.

(d) Deliveries by Sprint. Prior to the Effective Time, Sprint shall deliver (or cause to be delivered) to the Company:

(i) [    ] Class B LLC Units;

(ii) executed copies of each of the Reorganization Agreements to which Sprint, Sprint Spectrum L.P. or Sprint Communications, L.P. is a party; and

(iii) such documents as may be reasonably requested by the Company acknowledging receipt by Sprint Spectrum L.P. of the funds pursuant to Section 2.5(c)(ii) above.

(e) Deliveries by Best Buy. Prior to the Effective Time, Best Buy shall deliver (or cause to be delivered) to the Company:

(i) [    ] Class C LLC Units; and

(ii) executed copies of each of the Reorganization Agreements to which Best Buy or any of its affiliates is a party.

(f) Deliveries by Freedom Wireless. Prior to the Effective Time, Freedom Wireless shall deliver (or cause to be delivered) to the Company:

(i) [    ] Class G LLC Units; and

(ii) executed copies of each of the Reorganization Agreements to which Freedom Wireless or any of its affiliates is a party.

(g) Deliveries by Farrow. Prior to the Effective Time, Farrow shall deliver (or cause to be delivered) to the Company:

(i) all of her partnership interest in Holdings; and

(ii) executed copies of each of the Reorganization Agreements to which Farrow is a party.

(h) Deliveries by Unitholders. Prior to the Effective Time, each of the Unitholders shall deliver (or cause to be delivered) to the Company all LLC Units of VMU held by such Unitholder.

(i) Deliveries by Virgin. Prior to the Effective Time, Virgin shall deliver (or cause to be delivered) to the Company:

(i) [__] Class A LLC Units (as a result of the deliveries set forth in (ii) and (iii) below);

(ii) 100% of Corvina’s interests in Investments;

(iii) 100% of Cortaire’s interests in VMU GP; and

(iv) executed copies of each of the Reorganization Agreements to which Virgin or any of its affiliates is a party.

(j) Other Deliveries. The parties hereto shall also deliver to each other prior to, at, or as soon as practicable after the Effective Time (as appropriate) any other agreements, closing certificates and other documents and instruments necessary or appropriate to be delivered in connection with the Reorganization Transactions.

(k) Shares Uncertificated. All shares of Class A Common Stock, Class B Common Stock and Class C Common Stock delivered pursuant to this Agreement shall initially be uncertificated and shall be evidenced solely by book entries in the books and records of the Company.

SECTION 2.6. Initial Public Offering. Each of the parties intends that the Company shall consummate the Initial Public Offering on the same date and immediately subsequent to the Closing.

SECTION 2.7. Closing Failure. In the event either the Closing or the Initial Public Offering does not occur, the parties hereto agree to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Reorganization Transactions, taking into consideration applicable U.S., UK and other tax rules and regulations and all other relevant factors that the parties hereto may determine in light of the then-existing facts and circumstances, including, without limitation, voting any and all securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any governmental authority necessary to reestablish such rights, preferences and privileges.

SECTION 2.8. No Liabilities in Event of Termination; No Change in Rights. In the event of any termination of this Agreement as provided in Section 6.1, (a) written notice thereof shall promptly be given to the other parties hereto and this Agreement shall forthwith become wholly void and terminate and of no further force and effect except for Sections 5.1, 6.4, 6.5, 6.8, 6.9, 6.10, 6.11, 6.12 and 6.13 and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other party of any representation, warranty, covenant or agreement contained herein prior to such termination. For the avoidance of doubt, each party hereto acknowledges and agrees that until the consummation of the Initial Public Offering: (i) the parties hereto shall not receive or lose any voting, governance or similar rights in connection with the Reorganization Transactions and (ii) the rights of the parties hereto under the VMU LLC Agreement shall not be affected.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Each of the Parties Hereto. Each party hereto hereby represents and warrants to all of the other parties hereto, as of the date hereof, as set forth below:

(i) Such party (unless such party is an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. The execution, delivery and performance by such party of this Agreement and of the applicable Reorganization Agreements, to the extent a party thereto, has been duly authorized by all necessary action;

(ii) Such party has the requisite power, authority and legal right to execute and deliver this Agreement and each of the Reorganization Agreements, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be;

(iii) This Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing;

(iv) Neither the execution, delivery and performance by such party of this Agreement and the applicable Reorganization Agreements, to the extent a party thereto, nor the consummation by such party of the transactions contemplated hereby, nor compliance by such party with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, or cause any payments to be due under, the organizational documents or any contracts of such party, (ii) constitute a violation by such party of any existing requirement of law applicable to such party or any of its properties, rights or assets or (iii) result in the creation of any lien upon any equity interests, properties, rights or assets of such party, except, in the case of clauses (i), (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement; and

(v) No filing with or notification to any governmental authority, any counterparty to any of the contracts of such party or any other Person is required to be made by such party in connection with the execution, delivery or performance by such party of this Agreement and the Reorganization Agreements, to the extent a party thereto, or the consummation of the transactions contemplated hereby by such party, except for any such authorization, filing or notification (a) made or obtained or (b) the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the Reorganization Agreements, to the extent a party thereto, as the case may be.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1. Conditions Precedent to the Obligations of the Company and VMU. The obligations of the Company and VMU under Article 2 of this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a) Each of the representations and warranties of the Non-Company Parties hereto contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 4.1) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 4.1) as of the Closing Date, with the same effect as though each of such representations and warranties had been made on and as of the Closing Date.

(b) The Non-Company Parties hereto shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to have been performed or complied with by it prior to or at the Closing.

SECTION 4.2. Conditions Precedent to the Obligations of the Non-Company Parties. The obligations of each of the Non-Company Parties under Article 2 of this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a) Each of the representations and warranties of the Company, VMU and each of the other Non-Company Parties contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 4.2) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 4.2) as of the Closing Date, with the same effect as though each of such representations and warranties had been made on and as of the Closing Date.

(b) The Company, VMU and each of the other Non-Company Parties shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to have been performed or complied with by it prior to or at the Closing.

SECTION 4.3. Additional Conditions Precedent. All obligations of the parties under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a) On the Closing Date, no suit, Action or other proceeding brought by any governmental authority shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

(b) All of the Reorganization Agreements shall have been duly executed and delivered.

(c) The Amended and Restated Certificate of Incorporation of the Company shall have been approved by the Board and the stockholders of the Company substantially in the form filed as an exhibit to the Registration Statement and shall have been filed with the Secretary of State of the State of Delaware and shall have become effective in accordance with the applicable law.

(d) The Amended and Restated By-laws of the Company shall have been approved by the Board substantially in the form filed as an exhibit to the Registration Statement and shall have become effective in accordance with the Amended and Restated Certificate of Incorporation of the Company and applicable law.

(e) The First Amendment and Consent, dated as of September 21, 2007, to the Senior Credit Agreement shall have been duly executed and delivered substantially in the form filed as an exhibit to the Registration Statement and shall be in full force and effect.

(f) The First Amendment and Consent, dated as of September 21, 2007, to the Subordinated Credit Agreement shall have been duly executed and delivered substantially in the form filed as an exhibit to the Registration Statement and shall be in full force and effect.

ARTICLE V

INDEMNIFICATIONS

SECTION 5.1. Company/VMU Indemnification; Reimbursement of Expenses.

(a) Each of the Company and VMU agrees to indemnify and hold harmless each of the other parties hereto, their respective directors, members, managers, partners, officers and employees, stockholders, controlling persons and their affiliates (such other parties hereto, and the respective directors, officers, employees, partners, members, managers, stockholders, controlling persons and affiliates thereof, each, an “Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred or suffered by any such Indemnitee that result from, relate to or arise out of, and any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, any breaches of this Agreement by the Company and VMU.

(b) Each of the Company and VMU agrees to pay or reimburse (i) the Indemnitees for (A) all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement, the Reorganization Agreements or any related agreements and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement; and (ii) each Indemnitee for all costs and expenses of such Indemnitee (including reasonable attorneys fees, charges, disbursements and expenses) incurred in connection with (1) the consent to any departure by the Company or VMU from the terms of any provision of this Agreement and (2) the enforcement or exercise by such Indemnitee of any right granted to it or provided for hereunder.

SECTION 5.2. Non-Company Party Indemnification. Each of the Non-Company Parties agrees to indemnify and hold harmless the Company, VMU and each of the other Non-Company Parties, their respective directors, members, managers, officers and employees and their affiliates (for the purposes of this Section 5.2, the Company, VMU and each of the non-indemnifying Non-Company Parties, and the respective directors, officers, employees, partners, members, managers, affiliates and controlling persons thereof, the “Party Indemnitees” and individually, a “Party Indemnitee”) from and against any and all Losses incurred or suffered by any such Party Indemnitee that result from, relate to or arise out of, and any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, any breaches of this Agreement by such indemnifying Non-Company Party.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Effectiveness; Termination. This Agreement shall become effective on the execution hereof. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the parties hereto as provided under Section 6.2, there shall be no early termination of this Agreement. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 6.2. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Company and each of the parties hereto; provided, that any party hereto may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 6.3. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 6.4. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company, VMU, VMU LP, VMU GP, VMU GP1, Investments or Holdings:	Virgin Mobile USA, Inc. 10 Independence Boulevard Warren, NJ 07059 Attention: General Counsel Telecopy: (908) 607-4017 Confirmation: (908) 607-4078

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Joseph H. Kaufman Telecopy: (212) 455-2502

If to Virgin, to:	La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands Attention: Abacus Secretaries (Jersey) Limited Telecopy: +44 1534 602000

with a copy to: (which shall not constitute notice)	c/o Virgin USA, Inc. 65 Bleecker Street, 6th floor New York, NY 10012 Attention: Frances Farrow Telecopy: (212) 497-9051 Confirmation: (212) 981-3923

and a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Alan M. Klein Telecopy: (212) 455-2502

If to Sprint:	Sprint Ventures, Inc. c/o Sprint Nextel Corporation 6200 Sprint Parkway KSOPHF0302-3B626 Overland Park, Kansas 66251 Attention: Legal Telecopy: (913) 523-9803 Confirmation: (913) 794-1509

with a copy to: (which shall not constitute notice)	King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 Attention: E. William Bates, II, Esq. Telecopy: (212) 556-2222 Confirmation: (212) 556-2100

If to Best Buy:	Best Buy Co., Inc. 7601 Penn Avenue South Richfield MN 55423 Attention: Christian Tapernoux Jennifer Schaidler Telecopy: (612) 292-2323

with a copy to (which shall not constitute notice):	Best Buy Co., Inc. 7601 Penn Avenue South Richfield MN 55423 Attention: General Counsel Telecopy: (612) 292-2323

If to Freedom Wireless:	Freedom Wireless Inc. 132 South Central, Suite 232 Phoenix, AZ 85004 Attn: Larry Day Tel: 602-664-1053 Fax: 602-664-1056 Email: larryday@earthlink.net

If to Farrow:	c/o Virgin USA, Inc. 65 Bleecker Street, 6th floor New York, NY 10012 Attention: Frances Farrow Telecopy: (212) 497-9051 Confirmation: (212) 981-3923

SECTION 6.5. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 6.6. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Agreements, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 6.7. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 6.8. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Delaware. To the fullest extent permitted by law, no suit, Action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment; provided, however, that the foregoing is not intended to, and shall not constitute a waiver of the right of a limited partner of a Delaware limited partnership or a member of a Delaware limited liability company to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of a Delaware limited partnership or Delaware limited liability company. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 6.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 6.10. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 6.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 6.12. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each party hereto covenants, agrees and acknowledges that to the fullest extent permitted by law no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, stockholder, controlling person or member of any party hereto or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent, stockholder, controlling person or employee of any party hereto or any current or future member of any party hereto or any current or future director, officer, employee, partner, stockholder, controlling person or member of any party hereto or of any affiliate or assignee thereof, as such for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 6.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Reorganization and Purchase Agreement as of the date set forth in the first paragraph hereof.

VIRGIN MOBILE USA, INC.

By:
Name:
Title:

VIRGIN MOBILE USA, LLC

By:
Name:
Title:

CORVINA HOLDINGS LIMITED

By:
Name:
Title:

CORTAIRE LIMITED

By:
Name:
Title:

SPRINT VENTURES, INC.

By:
Name:
Title:

VMU GP, LLC

By:
Name:
Title:

VMU GP1, LLC

By:
Name:
Title:

BLUEBOTTLE USA HOLDINGS L.P.

By:
Name:
Title:

BLUEBOTTLE USA INVESTMENTS L.P.

By:
Name:
Title:

BEST BUY CO., INC.

By:
Name:
Title:

FREEDOM WIRELESS, INC.

By:
Name:
Title:

FRANCES FARROW

UNITHOLDERS

By:
Name:
	Title:	Attorney-in-fact

Annex A

Unitholders

Name	Class and Number of LLC Units Contributed	Number of Shares of Class A Common Stock Issued Upon Closing of the Reorganization Transactions

Schedule A

Members of Virgin Mobile USA, LLC

Members	Class and Number of LLC Units Owned
Bluebottle USA Holdings L.P.
Sprint Ventures, Inc.
Best Buy Co., Inc.
Individual unitholders listed on Annex A hereto
Freedom Wireless Inc.

Reorganization Agreements